Exhibit 99.1

For Immediate Release

Bluerock Residential Growth REIT Announces Second Quarter 2020 Results

- Total Revenues Grew 1.1% YoY -

- Same Store Occupancy Increased 0.9% -

- Same Store Average Rent Increased 1.6% YoY -

- Collected 97% of Second Quarter Rents Including Payment Plans -

New York, NY (August 10, 2020) – Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) (“the Company”), an owner of highly amenitized multifamily apartment communities, announced today its financial results for the quarter ended June 30, 2020.

“We are encouraged by increases in same store occupancy and average rent, along with an improvement in operating margins over the prior year period given the challenges of COVID-19. We appreciate the efforts of our dedicated team that strives to ensure that our properties maintain their high standard of service in spite of COVID-19,” said Ramin Kamfar, Company Chairman and CEO. “Our rental collections continue to reflect the quality and stability of our investments in highly amenitized, live/work/play apartment communities in knowledge-based job economies such as health care, technology, education, sciences and finance sectors, as we acknowledge there could be some challenges in the future due to the further impact of COVID-19. The proceeds from the property sales and Series T Preferred Stock raises, and our deliberate slowdown in investment activity, increased our cash position so that we can effectively navigate the current environment and be positioned for growth opportunities.”

Second Quarter Highlights

-	Total revenues grew 1.1% to $53.0 million for the quarter from $52.4 million in the prior year period.

-	Net income attributable to common stockholders for the second quarter of 2020 was $0.61 per share, as compared to net loss attributable to common stockholders of ($0.50) per share in the prior year period.

-	Property Net Operating Income (“NOI”) grew 5.5% to $29.1 million, from $27.6 million in the prior year period.

-	Same store occupancy increased 90 basis points and same store average rent increased 1.6%.

-	Improved operating margins by 170 basis points year over year to 61.1%.

-	Same store revenue and NOI decreased 0.4% and 1.1% respectively, as compared to the prior year period.

-	Portfolio occupancy was 95.3% at June 30, 2020, up 130 basis points from the prior year.

-	Collected 97% of rents, including payment plans of 1%, for the three months ended June 30, 2020, including the properties underlying its preferred and mezzanine loan investments.

-

Core funds from operations attributable to common shares and units (“CFFO”) was $5.1 million, compared to $6.7 million in the prior year period. CFFO per share was $0.15 for the second quarter as compared to $0.22 in the prior year period. CFFO was impacted by the company’s strategic decision to reduce its investment pace in the near term and to increase its cash position.

-	Consolidated real estate investments, at cost, were approximately $2.1 billion.

-	Completed preferred equity and mezzanine loan investments totaling $16 million, including in one multifamily community totaling 328 units in Jacksonville, Florida, additional funding for six multifamily developments and the buyout of the noncontrolling interest in one asset for $3.5 million.

-	In April 2020, closed on sales of three properties for $160 million which contracts were entered into pre-COVID-19.

-	Completed 39 value-add unit upgrades during the quarter achieving an average 23.3% ROI.

-	Paid quarterly dividend of $0.1625 in cash per share of common stock.

-	Raised $42.8 million through its continuous registered Series T Preferred Stock offering in the quarter.

-	As of June 30, 2020, the Company had $236.2 million of unrestricted cash and availability under its revolving credit facilities.

-	Expanded stock repurchase program to include repurchases of traded preferred stock.

Included later in this release are definitions of NOI, CFFO and other Non-GAAP financial measures and reconciliations of such measures to their most comparable financial measures as calculated and presented under GAAP.

COVID-19 Pandemic Update

Since the beginning of the COVID-19 pandemic, the Company executed on actions to prioritize the health and well-being of its tenants, business partners, service providers and employees, while striving to provide the highest quality living experience possible and facilitating virtual leasing and services.

The Company continues to monitor COVID-19’s impact on its business, properties, tenants, partners and employees and the full impact of the COVID-19 pandemic on rental revenues and overall financial performance remains uncertain.

Post-Quarter Operational Performance

•	As of July 31, 2020, the Company has collected 97% of July rents from its multifamily properties, including payment plans of 1%.

•	Occupancy remains strong at 95.4% as of July 31, 2020.

Current Liquidity

Due to the uncertainties presented by the COVID-19 pandemic, the Company took a number of measures to increase its liquidity and believes it has sufficient liquidity through this uncertain period.

•	The Company has approximately $205 million in unrestricted cash and availability under its revolving credit facilities as of July 31, 2020.

•	Over $29 million has been raised from the Company’s continuous registered Series T Preferred Stock offering since June 30, 2020.

Second Quarter 2020 Financial Results

Net income attributable to common stockholders for the second quarter of 2020 was $15.1 million, compared to net loss attributable to common stockholders of $11.0 million in the prior year period. Net income (loss) attributable to common stockholders included non-cash expenses of $19.0 million or $0.79 per share in the second quarter of 2020 compared to $15.9 million or $0.72 per share for the prior year period.

CFFO for the second quarter of 2020 was $5.1 million, or $0.15 per diluted share, compared to $6.7 million, or $0.22 per diluted share, in the prior year period. CFFO was primarily driven by growth in property NOI of $1.5 million, preferred returns of $0.7 million, and a decrease in interest expense of $0.6 million. This was primarily offset by a year-over-year decrease in interest income of $0.6 million, an increase in general and administrative expense of $0.5 million and preferred stock dividends of $3.2 million. CFFO was impacted by the company’s strategic decision to reduce its investment pace in the near term and to increase its cash position.

Total Portfolio Performance

$ In thousands, except average rental rates	2Q20	2Q19	Variance		YTD20	YTD19	Variance
Total Revenues (1)	$53,033	$52,437	1.1%		$109,274	$103,902	5.2%
Property Operating Expenses	$18,571	$18,868	(1.6%)		$37,870	$37,470	1.1%
NOI	$29,124	$27,596	5.5%		$60,177	$54,683	10.0%
Operating Margin	61.1%	59.4%	170	bps	61.4%	59.3%	210	bps
Occupancy Percentage	94.4%	93.8%	60	bps	94.3%	93.8%	50	bps
Average Rental Rate	$1,330	$1,312	1.4%		$1,330	$1,306	1.8%

(1)	Including interest income from related parties

For the second quarter of 2020, property revenues increased by 2.6% compared to the same prior year period. Total portfolio NOI was $29.1 million, an increase of $1.5 million, or 5.5%, compared to the same period in the prior year. Property NOI margins expanded by 170 basis points to 61.1% of revenue for the quarter, compared to 59.4% of revenue in the prior year quarter.

Same Store Portfolio Performance

$ In thousands, except average rental rates	2Q20	2Q19	Variance		YTD20	YTD19	Variance
Revenues	$35,113	$35,265	(0.4%)		$70,909	$69,987	1.3%
Property Operating Expenses	$13,897	$13,804	0.7%		$27,870	$27,286	2.1%
NOI	$21,216	$21,461	(1.1%)		$43,039	$42,701	0.8%
Operating Margin	60.4%	60.9%	(50	) bps	60.7%	61.0%	(30	) bps
Occupancy Percentage	94.7%	93.8%	90	bps	94.5%	94.1%	40	bps
Average Rental Rate	$1,342	$1,321	1.6%		$1,344	$1,313	2.4%

The Company’s same store portfolio for the quarter ended June 30, 2020 included 24 properties. For the second quarter of 2020, same store NOI was $21.2 million, a decrease of $0.2 million, or 1.1%, compared to the same period in the prior year. Same store property revenues decreased by 0.4% compared to the same prior year period, primarily driven by a 90-basis point increase in occupancy and 1.6% increase in average rental rates as twenty of the Company’s twenty-four same store properties recognized rental rate increases during the period, but offset by $0.7 million increase in bad debt expense and $0.3 million less in ancillary income, such as termination fees and late fees, due to the impact of COVID-19 and related Federal and state eviction moratoriums.

Same store expenses increased 0.7%, or $0.09 million, primarily due to non-controllable expenses; real estate taxes increased $0.35 million from prior year due to municipality tax increases and insurance expenses increased $0.15 million due to industrywide multifamily price increases. The increases were partially offset by a $0.20 million decrease in discretionary seasonal maintenance due to COVID-19 and $0.13 million decrease in turnover costs from increased tenant retention.

Renovation Activity

The Company completed 39 value-add unit upgrades during the second quarter achieving a 23.3% ROI. Since inception, within the existing portfolio, the Company has completed 2,804 value-add unit upgrades at an average cost of $5,834 per unit and achieved an average monthly rental rate increase of $114 per unit, equating to a 23.5% ROI on all unit upgrades leased as of June 30, 2020. The Company has identified approximately 4,572 remaining units within the existing portfolio for value-add upgrades with similar projected economics to the completed renovations. Due to the uncertainty surrounding the COVID-19 impact, the Company has temporarily suspended interior renovations at several properties subject to better visibility on the economic recovery, and now expects to complete between 200 and 400 unit renovations in 2020.

Portfolio Activity

The Company completed the following investments:

-	Made a preferred equity investment in the Strategic Portfolio totaling $3.9 million into the final portfolio operating asset with 328-units called The Commons, located in Jacksonville, Florida.

-	Funded $12.5 million under existing preferred and mezzanine loan commitments in six investments.

-	Bought out the noncontrolling interest in The Brodie, in Austin, Texas for $3.5 million and increased our ownership to 100%.

The Company completed the following sales activities:

-	Closed on the sale of Ashton Reserve for $84.6 million on April 14, 2020 generating net proceeds to the Company of $31.2 million.

-	Closed on the sale of Marquis at TPC for $22.5 million on April 17, 2020 generating net proceeds to the Company of $5.3 million.

-	Closed on the sale of Enders Place at Baldwin Park for $53.2 million on April 21, 2020 generating net proceeds to the Company of $24.0 million.

Balance Sheet

As of June 30, 2020, the Company had $236.2 million of unrestricted cash and availability under its revolving credit facilities, and $1.5 billion of indebtedness outstanding.

During the second quarter, the Company raised gross proceeds of approximately $42.8 million through the issuance of 1.7 million shares of Series T Preferred Stock at $25.00 per share. The Series T Preferred Stock continuous offering offers 20,000,000 preferred shares in the primary offering, along with 12,000,000 preferred shares pursuant to a dividend reinvestment plan. The preferred shares are offered at $25.00 per share and pay cumulative monthly dividends at a 6.15% annual rate, along with an annual stock dividend of up to 0.2% for five years.

The Company repurchased 163,068, 27,905, and 76,264 shares of Series A, C, and D Cumulative Preferred Stock during the second quarter at an average price of $22.84, $23.00, and $22.75 per share, respectively, under its $50.0 million share repurchase plan announced in December 2019.

Dividend

The Board of Directors authorized, and the Company declared, a quarterly cash dividend for the second quarter of 2020 equal to a quarterly rate of $0.1625 per share on its Class A and Class C common stock, payable to the stockholders of record as of June 25, 2020, and was paid on July 2, 2020. A portion of each dividend may constitute a return of capital for tax purposes.

The Board of Directors authorized, and the Company declared, a quarterly cash dividend on its 8.250% Series A Cumulative Redeemable Preferred Stock for the second quarter of 2020, in the amount of $0.515625 per share. In addition, the Board of Directors authorized, and the Company declared, a quarterly cash dividend on its 7.625% Series C Cumulative Redeemable Preferred Stock for the second quarter of 2020, in the amount of $0.4765625 per share. Further, the Board of Directors authorized, and the Company declared, a quarterly cash dividend on its 7.125% Series D Cumulative Preferred Stock for the second quarter of 2020, in the amount of $0.4453125 per share.  The dividends were payable to the stockholders of record as of June 25, 2020, and were paid on July 2, 2020.

The Board of Directors authorized, and the Company declared, a monthly dividend of $5.00 per share of Series B Preferred Stock, payable to the stockholders of record as of April 24, 2020, May 22, 2020, and June 25, 2020 which were paid in cash on May 5, 2020, June 5, 2020 and July 2, 2020, respectively.

The Board of Directors authorized, and the Company declared a monthly dividend of $0.128125 per share of Series T Preferred Stock, prorated on the basis of the actual number of days in the applicable dividend period during which each share was outstanding.  Such pro-rated dividends were payable to the stockholders of record as of April 24, 2020, May 22, 2020, and June 25, 2020, which were paid in cash on May 5, 2020, June 5, 2020, and July 2, 2020, respectively.

On July 10, 2020, the Board of Directors authorized, and the Company declared, a monthly dividend of $5.00 per share of Series B Preferred Stock, payable to the stockholders of record as of July 24, 2020, which was paid in cash on August 5, 2020, and as of August 25, 2020, and September 25, 2020, which will be paid in cash on September 4, 2020 and October 5, 2020, respectively.

On July 10, 2020, the Board of Directors authorized, and the Company declared a monthly dividend of $0.128125 per share of Series T Preferred Stock, prorated on the basis of the actual number of days in the applicable dividend period during which each share was outstanding.  Such pro-rated dividends are payable to the stockholders of record as of July 24, 2020, which was paid in cash on August 5, 2020, and as of August 25, 2020, and September 25, 2020, which will be paid in cash on September 4, 2020 and October 5, 2020, respectively.

2020 Guidance

The Company withdrew its full year 2020 guidance on May 11, 2020, due to inherent uncertainty regarding the economic effects of the COVID-19 pandemic.

Conference Call

All interested parties can listen to the live conference call at 11:00 AM ET on Monday, August 10, 2020 by dialing +1 (866) 843-0890 within the U.S., or +1 (412) 317-6597, and requesting the "Bluerock Residential Conference."

For those who are not available to listen to the live call, the conference call will be available for replay on the Company’s website two hours after the call concludes, and will remain available until September 10, 2020 at http://services.choruscall.com/links/brg200810.html, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10146336.

The full text of this Earnings Release and additional Supplemental Information is available in the Investor Relations section on the Company’s website at http://www.bluerockresidential.com.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) is a real estate investment trust that focuses on developing and acquiring a diversified portfolio of institutional-quality highly amenitized live/work/play apartment communities in demographically attractive knowledge economy growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through value add improvements to properties and operations. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, the Company’s actual results and performance could differ materially from those set forth in these forward-looking statements due to numerous factors. Currently, one of the most significant factors is the potential adverse effect of the COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company and its tenants, partners and employees, as well as the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the Company and its tenants, partners and employees will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact (including governmental actions that may vary by jurisdiction, such as mandated business closing; stay-at-home orders; limits on group activity; and actions to protect residential tenants from eviction), and the direct and indirect economic effects of the pandemic and containment measures, including national and local employment rates and the corresponding impact on the Company’s tenants’ ability to pay their rent on time or at all, among others. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 24, 2020, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Portfolio Summary

The following is a summary of our operating real estate and mezzanine/preferred/ground lease investments as of June 30, 2020:

Consolidated Operating Properties	Location	Number of Units	Year Built/ Renovated (1)	Ownership Interest	Average Rent (2)		% Occupied (3)

ARIUM Glenridge	Atlanta, GA	480	1990	90%	$1,279		93.1%
ARIUM Grandewood	Orlando, FL	306	2005	100%	1,437		95.4%
ARIUM Hunter’s Creek	Orlando, FL	532	1999	100%	1,444		96.1%
ARIUM Metrowest	Orlando, FL	510	2001	100%	1,451		95.3%
ARIUM Westside	Atlanta, GA	336	2008	90%	1,545		93.2%
Ashford Belmar	Lakewood, CO	512	1988/1993	85%	1,646		97.3%
Avenue 25	Phoenix, AZ	254	2013	100%	1,198		96.1%
Cade Boca Raton	Boca Raton, FL	90	2019	81%	2,851		94.4%
Chattahoochee Ridge	Atlanta, GA	358	1996	90%	1,355		95.3%
Citrus Tower	Orlando, FL	336	2006	97%	1,365		93.5%
Denim	Scottsdale, AZ	645	1979	100%	1,225		96.9%
Element	Las Vegas, NV	200	1995	100%	1,251		96.5%
Falls at Forsyth	Cumming, GA	356	2019	100%	1,370		88.2%
Gulfshore Apartment Homes	Naples, FL	368	2016	100%	1,295		92.9%
James on South First	Austin, TX	250	2016	90%	1,331		97.6%
Marquis at The Cascades	Tyler, TX	582	2009	90%	1,229		94.0%
Navigator Villas	Pasco, WA	176	2013	90%	1,096		96.0%
Outlook at Greystone	Birmingham, AL	300	2007	100%	1,038		97.0%
Park & Kingston	Charlotte, NC	168	2015	100%	1,327		94.6%
Pine Lakes Preserve	Port St. Lucie, FL	320	2003	100%	1,338		97.8%
Plantation Park	Lake Jackson, TX	238	2016	80%	1,315		95.8%
Providence Trail	Mount Juliet, TN	334	2007	100%	1,251		95.5%
Roswell City Walk	Roswell, GA	320	2015	98%	1,568		95.9%
Sands Parc	Daytona Beach, FL	264	2017	100%	1,375		94.7%
The Brodie	Austin, TX	324	2001	100%	1,319		96.9%
The District at Scottsdale	Scottsdale, AZ	332	2018	100%	1,864		74.4%
The Links at Plum Creek	Castle Rock, CO	264	2000	88%	1,424		97.0%
The Mills	Greenville, SC	304	2013	100%	1,049		94.7%
The Preserve at Henderson Beach	Destin, FL	340	2009	100%	1,482		95.0%
The Reserve at Palmer Ranch	Sarasota, FL	320	2016	100%	1,331		96.3%
The Sanctuary	Las Vegas, NV	320	1988	100%	1,059		98.4%
Veranda at Centerfield	Houston, TX	400	1999	93%	990		96.0%
Villages of Cypress Creek	Houston, TX	384	2001	80%	1,169		95.3%
Wesley Village	Charlotte, NC	301	2010	100%	1,363		94.0%
Subtotal/Average		11,524			$1,329	(4) (5)	95.3	%(4)

Mezzanine/Preferred/Ground Lease Investments	Location	Planned Number of Units			Pro Forma Average Rent
Alexan CityCentre	Houston, TX	340			$1,800	(2)
Alexan Southside Place	Houston, TX	270			1,716	(2)
Arlo	Charlotte, NC	286			1,507
Belmont Crossing	Smyrna, GA	192			772	(2)
Domain at The One Forty	Garland, TX	299			1,410	(2)
Georgetown Crossing	Savannah, GA	168			938	(2)
Mira Vista	Austin, TX	200			1,035	(2)
Motif	Fort Lauderdale, FL	385			2,352
North Creek Apartments	Leander, TX	259			1,358
Novel Perimeter	Atlanta, GA	320			1,749
Park on the Square	Pensacola, FL	240			1,067	(2)
Riverside Apartments	Austin, TX	222			1,408
Sierra Terrace	Atlanta, GA	135			1,192	(2)
Sierra Village	Atlanta, GA	154			1,091	(2)
The Commons	Jacksonville, FL	328			819	(2)
The Park at Chapel Hill	Chapel Hill, NC	*			*
Thornton Flats	Austin, TX	104			1,517	(2)
Vickers Historic Roswell	Roswell, GA	79			3,176
Wayforth at Concord	Concord, NC	150			1,707
Zoey	Austin, TX	307			1,762
Subtotal/Average		4,438			$1,512

Portfolio Properties Total/Average		15,962			$1,380	(4) (6)

(1)	Represents date of last significant renovation or year built if no renovations.
(2)	Represents the average effective monthly rent per occupied unit for the three months ended June 30, 2020.
(3)	Percent occupied is calculated as (i) the number of units occupied as of June 30, 2020, divided by (ii) total number of units, expressed as a percentage.
(4)	Excludes The District at Scottsdale, which is in lease-up.
(5)	The average effective monthly rent including sold properties was $1,330 for the three months ended June 30, 2020.
(6)	The average effective monthly rent was not impacted by the sold properties for the three months ended June 30, 2020.
*	The development is in the planning phase; project specifications are in process.

Consolidated Statement of Operations

For the Three and Six Months Ended June 30, 2020 and 2019

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues
Rental and other property revenues	$47,695	$46,464	$98,047	$92,153
Interest income from related parties and ground leases	5,338	5,973	11,227	11,749
Total revenues	53,033	52,437	109,274	103,902
Expenses
Property operating	18,571	18,868	37,870	37,470
Property management fees	1,194	1,235	2,488	2,451
General and administrative	5,303	5,046	11,674	10,674
Acquisition and pursuit costs	423	70	1,691	128
Weather-related losses, net	—	291	—	291
Depreciation and amortization	20,067	16,226	40,990	33,454
Total expenses	45,558	41,736	94,713	84,468
Operating income	7,475	10,701	14,561	19,434
Other income (expense)
Other income	19	—	59	—
Preferred returns on unconsolidated real estate joint ventures	2,834	2,492	5,249	4,781
Gain on sale of real estate investments	57,843	—	58,096	—
Gain on sale of non-depreciable real estate investments	—	—	—	679
Loss on extinguishment of debt and debt modification costs	(13,985)	—	(13,985)	—
Interest expense, net	(13,859)	(15,125)	(28,774)	(31,191)
Total other income (expense)	32,852	(12,633)	20,645	(25,731)
Net income (loss)	40,327	(1,932)	35,206	(6,297)
Preferred stock dividends	(14,237)	(11,019)	(27,784)	(21,403)
Preferred stock accretion	(3,602)	(2,316)	(7,527)	(4,203)
Net income (loss) attributable to noncontrolling interests
Operating Partnership units	5,413	(3,887)	(409)	(7,938)
Partially owned properties	1,985	(390)	1,707	(882)
Net income (loss) attributable to noncontrolling interests	7,398	(4,277)	1,298	(8,820)
Net income (loss) attributable to common stockholders	$15,090	$(10,990)	$(1,403)	$(23,083)

Net income (loss) per common share - Basic	$0.61	$(0.50)	$(0.09)	$(1.03)

Net income (loss) per common share – Diluted	$0.61	$(0.50)	$(0.09)	$(1.03)

Weighted average basic common shares outstanding	24,307,147	22,430,619	24,197,479	22,775,203
Weighted average diluted common shares outstanding	24,345,034	22,430,619	24,197,479	22,775,203

Consolidated Balance Sheets

Second Quarter 2020

(Unaudited and dollars in thousands except for share and per share amounts)

	June 30, 2020	December 31, 2019
ASSETS
Net Real Estate Investments
Land	$267,589	$268,244
Buildings and improvements	1,778,750	1,752,738
Furniture, fixtures and equipment	70,151	67,904
Total Gross Real Estate Investments	2,116,490	2,088,886
Accumulated depreciation	(158,896)	(141,566)
Total Net Real Estate Investments	1,957,594	1,947,320
Cash and cash equivalents	211,968	31,683
Restricted cash	29,732	19,085
Notes and accrued interest receivable from related parties	178,015	193,781
Due from affiliates	309	2,969
Accounts receivable, prepaids and other assets	20,440	16,317
Preferred equity investments and investments in unconsolidated real estate joint ventures	107,610	126,444
In-place lease intangible assets, net	584	3,098
Total Assets	$2,506,252	$2,340,697

LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY
Mortgages payable	$1,405,046	$1,425,257
Revolving credit facilities	130,500	18,000
Accounts payable	1,885	1,488
Other accrued liabilities	29,670	27,499
Due to affiliates	727	790
Distributions payable	14,498	13,541
Total Liabilities	1,582,326	1,486,575
8.250% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 10,875,000 shares authorized; 5,558,392 and 5,721,460 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	136,778	140,355
6.000% Series B Redeemable Preferred Stock, liquidation preference $1,000 per share, 1,225,000 shares authorized; 516,738 and 536,695 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	467,237	480,921
7.625% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized; 2,295,845 and 2,323,750 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	56,279	56,797
6.150% Series T Redeemable Preferred Stock, liquidation preference $25.00 per share, 32,000,000 shares authorized; 4,025,663 and 17,400 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	90,925	388
Equity
Stockholders’ Equity
Preferred stock, $0.01 par value, 197,900,000 shares authorized; no shares issued and outstanding	—	—
7.125% Series D Cumulative Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized; 2,774,338 and 2,850,602 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	66,867	68,705
Common stock - Class A, $0.01 par value, 747,509,582 shares authorized; 24,605,585 and 23,422,557 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	246	234
Common stock - Class C, $0.01 par value, 76,603 shares authorized; 76,603 shares issued and outstanding as of June 30, 2020 and December 31, 2019	1	1
Additional paid-in-capital	321,973	311,683
Distributions in excess of cumulative earnings	(262,455)	(253,132)
Total Stockholders’ Equity	126,632	127,491
Noncontrolling Interests
Operating Partnership units	20,130	19,331
Partially owned properties	25,945	28,839
Total Noncontrolling Interests	46,075	48,170
Total Equity	172,707	175,661
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY	$2,506,252	$2,340,697

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business and performance, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Core Funds from Operations

We believe that funds from operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and core funds from operations (“CFFO”) are important non-GAAP supplemental measures of operating performance for a REIT.

FFO attributable to common shares and units is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the NAREIT definition, as net income, computed in accordance with GAAP, excluding gains or losses on sales of depreciable real estate property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

CFFO makes certain adjustments to FFO, removing the effect of items that do not reflect ongoing property operations such as acquisition expenses, non-cash interest, unrealized gains and losses on derivatives, losses on extinguishment of debt and debt modification costs (includes prepayment penalties incurred and the write-off of unamortized deferred financing costs and fair market value adjustments of assumed debt), one-time weather-related costs, gain or losses on sales of non-depreciable real estate property, shareholder activism, stock compensation expense and preferred stock accretion. Commencing January 1, 2020, we did not deduct the accrued portion of the preferred income on our preferred equity investments from FFO to determine CFFO as the income is deemed fully collectible. The accrued portion of the preferred income totaled $0.4 million and $0.8 million for the three and six months ended June 30, 2020, respectively. We believe that CFFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core recurring property operations. As a result, we believe that CFFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential.

Our calculation of CFFO differs from the methodology used for calculating CFFO by certain other REITs and, accordingly, our CFFO may not be comparable to CFFO reported by other REITs. Our management utilizes FFO and CFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO and CFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and CFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs.

Neither FFO nor CFFO is equivalent to net income, including net income attributable to common stockholders, or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and CFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor CFFO should be considered as an alternative to net income, including net income attributable to common stockholders, as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired seven operating properties and made nine investments through preferred equity interests and ground lease investments and sold twelve operating properties subsequent to June 30, 2019. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance.

The table below reconciles our calculations of FFO and CFFO to net income (loss), the most directly comparable GAAP financial measure, for the three and six months ended June 30, 2020 and 2019 (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss) attributable to common stockholders	$15,090	$(10,990)	$(1,403)	$(23,083)
Add back: Net income (loss) attributable to Operating Partnership Units	5,413	(3,887)	(409)	(7,938)
Net income (loss) attributable to common stockholders and unit holders	20,503	(14,877)	(1,812)	(31,021)
Common stockholders and Operating Partnership Units pro-rata share of:
Real estate depreciation and amortization (1)	19,144	15,290	39,045	31,432
Gain on sale of real estate investments	(55,250)	—	(55,360)	—
FFO Attributable to Common Stockholders and Unit Holders	(15,603)	413	(18,127)	411
Common stockholders and Operating Partnership Units pro-rata share of:
Acquisition and pursuit costs	423	70	1,691	128
Non-cash interest expense	747	786	1,592	1,561
Unrealized (gain) loss on derivatives	(5)	652	(30)	2,287
Loss on extinguishment of debt and debt modification costs	13,590	—	13,590	—
Weather-related losses, net	—	249	—	249
Non-real estate depreciation and amortization	122	84	242	170
Gain on sale of non-depreciable real estate investments	—	—	—	(679)
Shareholder activism	—	55	—	393
Non-recurring expense, net	43	—	3	—
Non-cash preferred returns on unconsolidated real estate joint ventures	—	(386)	—	(598)
Non-cash equity compensation	2,191	2,427	5,738	4,819
Preferred stock accretion	3,602	2,316	7,527	4,203
CFFO Attributable to Common Stockholders and Unit Holders	$5,110	$6,666	$12,226	$12,944

Per Share and Unit Information:
FFO Attributable to Common Stockholders and Unit Holders - diluted	$(0.47)	$0.01	$(0.55)	$0.01
CFFO Attributable to Common Stockholders and Unit Holders - diluted	$0.15	$0.22	$0.37	$0.42

Weighted average common shares and units outstanding - diluted	33,075,598	30,550,863	32,936,762	30,704,271

(1)	The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests for partially owned properties, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre")

NAREIT defines earnings before interest, taxes, depreciation and amortization for real estate ("EBITDAre") (September 2017 White Paper) as net income (loss), computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, and impairment write-downs of depreciated operating properties.

We consider EBITDAre to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unobscured by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items.

Adjusted EBITDAre represents EBITDAre further adjusted for non-comparable items and it is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as income tax payments, debt service requirements, capital expenditures and other fixed charges.

EBITDAre and Adjusted EBITDAre are not recognized measurements under GAAP. Because not all companies use identical calculations, our presentation of EBITDAre and Adjusted EBITDAre may not be comparable to similarly titled measures of other companies.

Below is a reconciliation of net income (loss) attributable to common stockholders to EBITDAre (unaudited and dollars in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss) attributable to common stockholders	$15,090	$(10,990)	$(1,403)	$(23,083)
Net income (loss) attributable to noncontrolling interests	7,398	(4,277)	1,298	(8,820)
Preferred stock dividends	14,237	11,019	27,784	21,403
Preferred stock accretion	3,602	2,316	7,527	4,203
Interest expense, net	13,859	15,125	28,774	31,191
Depreciation and amortization	20,020	16,142	40,899	33,284
Gain on sale of real estate investments	(57,843)	—	(58,096)	—
Loss on extinguishment of debt and debt modification costs	13,985	—	13,985	—
EBITDAre	$30,348	$29,335	$60,768	$58,178
Acquisition and pursuit costs	423	70	1,691	128
Non-real estate depreciation and amortization	122	84	242	170
Weather-related losses, net	—	291	—	291
Gain on sale of non-depreciable real estate investments	—	—	—	(679)
Shareholder activism	—	55	—	393
Non-cash equity compensation	2,191	2,427	5,738	4,819
Non-recurring expense, net	43	—	3	—
Non-cash preferred returns on unconsolidated real estate joint ventures	—	(386)	—	(598)
Adjusted EBITDAre	$33,127	$31,876	$68,442	$62,702

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis; NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as a supplemental measure of our financial performance.

The following table reflects net income (loss) attributable to common stockholders together with a reconciliation to NOI and to same store and non-same store contributions to consolidated NOI, as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss) attributable to common stockholders	$15,090	$(10,990)	$(1,403)	$(23,083)
Add back: Net income (loss) attributable to Operating Partnership Units	5,413	(3,887)	(409)	(7,938)
Net income (loss) attributable to common stockholders and unit holders	20,503	(14,877)	(1,812)	(31,021)
Add common stockholders and Operating Partnership Units pro-rata share of:
Depreciation and amortization	19,144	15,290	39,045	31,432
Non-real estate depreciation and amortization	122	84	242	170
Non-cash interest expense	747	786	1,592	1,561
Unrealized (gain) loss on derivatives	(5)	652	(30)	2,287
Loss on extinguishment of debt and debt modification costs	13,590	—	13,590	—
Property management fees	1,135	1,170	2,367	2,318
Acquisition and pursuit costs	423	70	1,691	128
Corporate operating expenses	5,166	4,975	11,462	10,529
Weather-related losses, net	—	249	—	249
Preferred dividends	14,237	11,019	27,784	21,403
Preferred stock accretion	3,602	2,316	7,527	4,203
Less common stockholders and Operating Partnership Units pro-rata share of:
Non-recurring expense, net	(43)	—	(3)	—
Preferred returns on unconsolidated real estate joint ventures	2,834	2,492	5,408	4,781
Interest income from related parties and ground leases	5,338	5,973	11,227	11,749
Gain on sale of real estate investments	55,250	—	55,360	—
Gain on sale of non-depreciable real estate investments	—	—	—	679
Pro-rata share of properties’ income	15,285	13,269	31,466	26,050
Add:
Noncontrolling interest pro-rata share of partially owned property income	750	690	1,553	1,418
Total property income	16,035	13,959	33,019	27,468
Add:
Interest expense	13,089	13,637	27,158	27,215
Net operating income	29,124	27,596	60,177	54,683
Less:
Non-same store net operating income	7,908	6,135	17,138	11,982
Same store net operating income (1)	$21,216	$21,461	$43,039	$42,701

(1)	Same store portfolio for the three and six months ended June 30, 2020 consists of 24 properties, which represent 8,459 units.

Contact

Investors:

(888) 558.1031
investor.relations@bluerockre.com

Media:

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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